Exhibit 16.1

KPMG LLP

677 Washington Boulevard

Stamford, CT 06901

October 2, 2026

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nano Dimension Ltd. (the Company) and, under the date of March 31, 2026, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2025 and the effectiveness of internal control over financial reporting as of December 31, 2025. On September 28, 2026, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 2, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph in Item 4.01(a), Dismissal of Independent Registered Public Accounting Firm, related to the Audit Committee of the Board of Directors approving the dismissal of KPMG LLP as the Company’s independent registered accounting firm. Additionally, we are not in a position to agree or disagree with any of the Company’s statements in Item 4.01(b), Engagement of New Independent Registered Public Accounting Firm.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.